MASTER Software DEVELOPMENT AGREEMENT

This Master Development Agreement, is made as of this 6th day of February, 2017 (the “Effective Date”), by and between, M/s Blue Star Foods(hereinafter referred as “Customer”), existing under the laws of United States of America,and having its registered office at 3000 NW 109th Avenue Miami, FL. 33172 USA. and Claritus Management Consulting Pvt. Ltd. a Company incorporated under the Indian Companies Act, 1956, having its registered office at B-18, Lajpat Nagar-III, New Delhi-110024, with its principal place of business at A-27C, 2nd Floor, Sector 16, Noida, U.P., India (“Developer”).

1.	DEFINITIONS

1.1.	“Deliverables” means the software, Programmer Documentation (as defined below), modifications, documentation, and/or other deliverables to be produced by the Developer and delivered to Customer as listed in the applicable Statement of Work and are not subject to a separate license agreement.

1.2.	“Statement of Work” (“SOW”) shall mean a written document specifying the Services, applicable fees and other terms, if any applicable to the Services.

1.3.	“Intellectual Property Rights” means any patent, copyright, trademark, trade secret, trade dress, mask work, moral right, right of attribution or integrity or other intellectual property or proprietary right arising under the laws of any jurisdiction (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

1.4.	“Services” means the consultation, software programming and/or other services to be performed by the Developer for the Customer pursuant to this Agreement and in accordance to the details set out in the SOW.

1.5.	“Licensed Materials” means a description of any pre-existing original software, or other works of authorship which are owned by the developer and are agreeing not to be included in the deliverables constituting works for hire of Customer and are required or contemplated to be used with the Deliverables.

2.	SCOPE OF SERVICES

From time to time, the Parties shall enter into Statements of Work in the format set forth in Exhibit A (Form of Statement of Work) in respect of services to be provided by the Developer to the Customer pursuant to this Agreement (the “Services”). Each such Statement of Work shall incorporate, and be subject to, the terms and conditions of this Agreement. As of the applicable Service Commencement Date and during the remainder of the term of the applicable Statement of Work, Developer shall provide the Services described in such SOW Customer, subject to (i) the Dependencies as listed in Exhibit ___and (ii) to the performance by Customer of its obligations under this Agreement.

3.	CHANGES, PAYMENT, AND TAXES

3.1.	Fees for Services - The parties agree that Deliverables and/or Services may be provided on either a fixed price (“Fixed Price”) or a time and materials (“T&M”) basis as specified in the applicable SOW.

3.2.	Incidental Expenses and Material - Customer shall reimburse Developer for actual and reasonable material(s) and out-of-pocket expenses incurred in conjunction with the provision of Deliverables and/or Services, provided such expenses are pre-approved by the Customer.

3.3.	Invoicing and Payment - Developer shall invoice Customer for all fees and charges accrued and all reimbursable expenses incurred upon acceptance of the applicable Deliverables and/or Services in accordance with this Agreement, and Customer shall promptly pay the invoiced amount within Seven (7) days from the date of receipt of such invoice(s).

3.4.	Changes to Scope - The scope of Services may only be modified if the Developer specifically consents to the change, scheduling, and additional charges, if any, in writing. All modifications to a specific SOW shall be in writing specifying the necessary changes to the SOW, the expected completion dates and the cost (“Change Order”).

3.5.	Taxes - The fee, charges and amounts do not include shipping charges, sales, use, value added, excise, withholding, property or any other taxes or duties assessed in connection with this Agreement. If the Developer is required to pay any state or local taxes based on the Services provided under this Agreement, the taxes will be billed to and paid by the Customer. A customer is not responsible for taxes based on the Developer’s income.

3.6.	Acceptance - Deliverables shall be deemed accepted by Customer upon completion of the following acceptance test: (a) Developer shall make the Deliverable available to Customer for testing and notify Customer in writing or via email that the Deliverable is ready for acceptance (a “Ready For Testing Notice”); (b) upon receipt of such notice, Customer shall promptly perform functional testing of the Deliverable; (c) Customer shall within fifteen (15) days either advise Developer that the Deliverable is accepted (an “Acceptance Notice”) or deliver to Developer a written statement of the specific respects in which the Deliverable does not conform to the specifications set forth in the Statement of Work or is otherwise not acceptable (a “Non-Compliance Notice”); (d) upon receipt of a Non-Compliance Notice, Developer shall, at no further cost to the Customer, promptly correct the Deliverable so that it meets such specifications and is otherwise acceptable to Customer, and upon such correction, Developer shall provide another Ready For Testing Notice to Customer; and (e) upon receipt of such notice, Customer shall again perform the acceptance testing. The foregoing procedure shall be repeated until Customer accepts the Deliverable or termination of this Agreement.

4.	TERM AND TERMINATION

4.1.	Term - This Agreement shall commence on the Effective Date and continue until 30 days after the project goes live from the Effective Date and (ii) expiration or termination of the last remaining SOW in effect under such Agreement, unless the Agreement is terminated earlier pursuant to its terms (“Term”).

4.2.	Termination for Breach - If either party is in material breach, the other party shall so notify the breaching party in writing, specifying the nature of the breach. The breaching party shall have thirty (30) days from receipt of such notice to correct the breach. If the breach is not cured within that time period, the other party may terminate this Agreement by providing the breaching party with written notice of termination.

4.3.	Other Termination - Either party may terminate this Agreement immediately upon the occurrence of any of the following events with respect to the other party: (a) a receiver is appointed for such party or its material assets; (b) such party becomes insolvent, generally unable to pay its debts as they become due, makes an assignment for the benefit of its creditors or seeks relief under any bankruptcy, insolvency or debtor’s relief law; (c) if proceedings are commenced against the other party under any bankruptcy, insolvency or debtor’s relief law, and such proceedings have not been vacated or set aside within 60 days from the date of commencement thereof; or (d) if such party is liquidated or dissolved or otherwise ceases to do business.

4.4.	Return of Confidential Information - Upon any termination of this Agreement, each party shall immediately return, or if so requested, destroy all Confidential Information (as defined below) and other property belonging to the requesting party.

4.5.	Effect of Termination - Termination of this Agreement shall not limit either party from pursuing any other remedies available to it, including injunctive relief.

5.	OWNERSHIP: GRANT OF LICENSE

5.1.	Customer Content - Any and all artwork, logos, graphics, audio, video, text, data, software, code, domain names and other materials supplied by Customer or its affiliates to Developer in connection with this Agreement, shall remain the sole and exclusive property of Customer or such affiliates, as the case may be (the “Customer Content”). No rights shall be transferred from Customer to Developer with respect to any of the Customer Content or any Intellectual Property Rights therein.

5.2.	Licensed Materials - Developer hereby grants to Customer a non-exclusive, non-transferable and perpetual to use, copy and distribute the Licensed Materials. The developer shall grant title to the Licensed Materials.

6.	DISPUTE RESOLUTION

If a dispute cannot be resolved between the parties, either Party may submit the dispute to arbitration as described in this clause.

(a)	If either Party opts for resolution of the dispute through arbitration, it will indicate the same to the other Party (the “Indication of Arbitration”).
(b)	The Parties shall attempt to amicably settle any claims, dispute and or difference (including a dispute regarding the existence, validity or termination of this Agreement) arising out of, or relating to this Agreement, including interpretation of its terms (the “Dispute”). Either Party may give written notice of the Dispute to the other Party within Ten (10) days of the occurrence of the event which gives rise to such Dispute or such event came to the notice of either Party. Both Parties shall nominate one person to attempt amicable settlement of the Dispute within Five (5) days from the date of the notice under Section 18.2 and such attempt will be commenced immediately. If any Dispute arising between the Parties is not amicably settled within Ten Days (10) of commencement of attempts to settle the same, the Disputes will be referred for adjudication to the arbitration of a sole arbitrator to be appointed by mutual consent of the Parties in accordance with the provisions of the Arbitration and Conciliation Act 1996 and rules made thereunder including any modifications, amendments and future enactments thereto. The venue for the arbitration will be New Delhi. The decision of the arbitrator shall be final and binding on the parties.

7.	MAINTENANCE AND SUPPORT

Developer guarantees that it will make available maintenance and support for the Deliverables for the 30 day period following the acceptance of each such Deliverable by Customer in accordance with the terms hereof. As part of such maintenance and support, Developer shall timely respond and provide a solution to inquiries made by Customer during its normal business hours to find an correct any fault in the Deliverable or the failure of such Deliverable to perform in accordance with the specifications contained in Exhibit A.

8.	LIMITATION OF LIABILITY

8.1.	The aggregate cumulative liability of each Party to the other Party for all losses under this Agreement, whether based upon claim in contract, tort (including negligence), misrepresentation, equity or otherwise, shall not exceed an amount equal to the Fees paid or payable to Developer under the Agreement during the 6 month period immediately preceding the most recent event for which damages are claimed, less any losses previously paid to the other party under this Agreement.

8.2.	To the maximum extent permitted by law, neither party will be liable to the other party or any third party for any indirect, incidental, consequential, special, reliance or punitive damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether for breach of warranty or any obligation arising there from or otherwise, whether liability is asserted in contract or tort (including negligence and strict product liability) and irrespective of whether such party has been advised of the possibility of any such loss or damage.

9.	CONFIDENTIALITY

9.1	Generals

During the Term, each party hereto (the “Disclosing Party”) may disclose to the other party (the “Receiving Party”) information in connection with the performance of this Agreement, including without limitation technical data, trade secrets, plans for products or services, customer or supplier lists, marketing plans, software, source code for software, financial documents or data, and designs which it maintains, and which when provided hereunder, shall be designated in writing or otherwise reasonably identified (including orally) as confidential (“Confidential Information”). Developer and Customer shall use the Confidential Information of the other party solely to perform this Agreement, and all Confidential Information shall remain the sole property of the Disclosing Party. The Receiving Party shall hold the Confidential Information in strict confidence and shall not make any disclosure of the Confidential Information (including methods or concepts utilized in the Confidential Information) to anyone during the Term and for a period of two (2) years thereafter without the express written consent of the Disclosing Party, except to employees, consultants or agents to whom disclosure is necessary to the performance of this Agreement and who have executed a confidentiality agreement with the Receiving Party, or who have been advised of their obligation to maintain the confidentiality of the Confidential Information. Each of the parties shall use the same care as it uses to maintain the confidentiality of its most confidential information, which shall in no event be less than reasonable care. Developer and Customer acknowledge that the remedy at law for any breach or threatened breach of the provisions of this Section shall be inadequate, and that the non-breaching party, in addition to any other remedy available to it, shall be entitled to obtain injunctive relief without proof of irreparable injury and without posting bond.

9.2	Exclusions

Notwithstanding the foregoing, the Receiving Party shall have no obligation under this Agreement with respect to any Confidential Information disclosed to it which: (a) the Receiving Party can demonstrate was already known to it at the time of its receipt hereunder; (b) is or becomes generally available to the public other than by means of the Receiving Party’s breach of its obligations under this Agreement; (c) is independently obtained from a third party whose disclosure violates no duty of confidentiality; (d) is independently developed by or on behalf of the Receiving Party without use of or reliance on any confidential Information furnished to it under this Agreement, and such independent development can be reasonably evidenced by the Receiving Party; or (e) is disclosed pursuant to applicable law or regulation or by operation of law, provided that the Receiving Party may disclose only such information as is legally required, and provided further that the Receiving Party shall provide reasonable notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure.

10.	INDEPENDENT CONTRACTOR

Developer, in performing its obligations under this Agreement, is acting as an independent contractor and shall have exclusive control of the manner and means of performing such obligations. Each party shall be solely responsible for the supervision, daily direction and control of its employees and payment of their salaries (including withholding of appropriate payroll taxes), worker’s compensation, disability, and other benefits. Nothing in this Agreement shall be construed as making either party the agent of the other party, as granting to the other party the right to enter into any contract on behalf of the other party, or as establishing a partnership, franchise or joint venture between the parties. Customer shall not be responsible for, and Developer shall indemnify and hold Customer harmless against, any cost, expense, liability, claim, damages, action or proceeding relating to any payroll related taxes for any person who performs any Services, produces any Deliverables, or provides maintenance, support or training to be performed, produced or provided by Developer hereunder or any claim arising out of or relating to the employment or application for employment of any such person.

11.	ONSITE SECURITY

Each party agrees that its personnel shall comply with reasonable security measures when on the other’s premises.

12.	COMPLIANCE WITH LAW

The developer shall comply with all applicable laws, codes, ordinances, rules and regulations of the federal, state and local governments, and of any and all political subdivisions and regulatory authorities thereof. The developer shall obtain all necessary permits and licenses required in connection with the performance of services hereunder by the developer at its expense.

13.	MISCELLANEOUS

13.1.	Force Majeure

Neither party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement by reason of any Act of God, fire, natural disaster, accident, riot, act of government, strike against a third party, shortage of materials or supplies, failure of transportation or communication or of suppliers of goods or services, or any other cause beyond the reasonable control of such party; provided, that during any period in which Developer invokes this Section, Customer shall not be obligated to make any payments to Developer.

13.2.	Governing Law; Entire Agreement

This Agreement shall be governed by and construed in accordance with the Indian Law and subject to the High Courts of New Delhi will have exclusive jurisdiction.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersede all previous or contemporaneous agreements, proposals, understandings and representations, written or oral, with respect to the terms and conditions hereof. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party.

13.3.	Notices

All notices, including notices of address changes, required or permitted to be given by either party under this Agreement shall be sent by registered or certified mail or by reputable overnight commercial delivery to the address specified herein by each party.

13.4.	Severability

In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected, or if any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provisions so as to be enforceable to the maximum extent compatible with applicable law.

13.5.	Waiver

The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

13.6.	Assignment

Neither party may assign this Agreement or the rights and obligations accruing hereunder without the prior written consent of the other party, except that Customer may so assign (i) in connection with the sale of all or substantially all of its assets, (ii) to the surviving entity in any merger or consolidation, or (iii) to an affiliated company.

13.7.	Survival

The parties’ rights and obligations under Sections 4.5, 4.6, 5, 7, 8.2, 10, 11, 14 and 15 shall survive expiration or termination of this Agreement.

13.8.	Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original (including faxed signatures), and all of which shall be deemed one and the same instrument.

13.9.	Headings

The headings in this Agreement are used for convenience of reference and shall not be deemed to modify or affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

CLARITUS MANAGEMENT CONSULTING P LTD	BLUE STAR FOODS

/s/Maneesh Batra	/s/ John Keeler
Director	CEO
Authorised Signatory	Authorised Signatory